EXHIBIT 99.01

EXCERPT FROM LEHMAN BROTHERS HOLDINGS INC.
ANNUAL REPORT ON FORM 10-K
FOR THE FISCAL YEAR ENDED NOVEMBER 30, 2006

ITEM 1A. RISK FACTORS

You should carefully consider the following risks and all of the other information set forth in this Report, including the Consolidated Financial Statements and the Notes thereto. If any of the events or developments described below were actually to occur, our business, financial condition or results of operations could be adversely affected.

Market Risk

As a global investment bank, risk is an inherent part of our business. Our businesses are materially affected by conditions in the financial markets and economic conditions generally around the world. A favorable business environment is characterized by many factors, including a stable geopolitical climate, transparent and liquid financial markets, low inflation, low unemployment, global economic growth and high business and investor confidence. Concerns about geopolitical developments, energy prices and natural disasters, among other things, can affect the global financial markets.  In addition, economic or political pressures in a country or region may cause local market disruptions and currency devaluations, which may also affect markets generally. In the event of changes in market conditions, such as interest or foreign exchange rates, stock, commodity or real estate valuations or volatility, our businesses could be adversely affected in many ways, including those described below. See Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Risk Management—Market Risk” for a further discussion of the market risks to which we are exposed.

Our Client-Flow Revenues May Decline in Adverse Market Conditions. We have been operating in a low interest rate market for the past several years, though over the past two years some central banks, and in particular the U.S. Federal Reserve, have raised short-term rates. Further increases in interest rates and long-term rates in particular, especially if such changes are rapid, may create a less favorable environment for certain of our businesses. Rising interest rates may cause a decline in our mortgage origination and securitization businesses in particular, as the volume of our origination and securitization activity may decline. Recently, the residential real estate market in the U.S. has experienced a downturn due to declining real estate values. Further declines in real estate values could further reduce our level of mortgage loan originations and could also reduce our level of securitizations.

Our Investment Banking revenues, in the form of financial advisory and debt and equity underwriting fees, are directly related to the number and size of the transactions in which we participate and would therefore be adversely affected by a sustained market downturn.

A market downturn would also likely lead to a decline in the volume of capital market transactions that we execute for our clients and, therefore, to a decline in the revenues we receive from commissions and spreads earned from the trades we execute for our clients. In addition, because the fees that we charge for managing our clients’ portfolios are in many cases based on the value of those portfolios, a market downturn that reduces the value of our clients’ portfolios would reduce the revenues we receive from our asset management business. Even in the absence of a market downturn, below-market investment performance by our fund and portfolio managers could reduce Investment Management revenues and assets under management.

We May Incur Losses Due to Fluctuations in Market Rates, Prices and Volatility. Market risk is inherent in our client-driven market-making transactions and proprietary trading and principal investment activities in equity and fixed income securities, commodities, currencies and derivatives and our mortgage and loan origination and syndication activities. Fluctuations in market rates, prices and volatility can adversely affect the market value of our long or short inventory and proprietary and principal positions and, to the extent that such positions are not adequately hedged, cause the Firm to incur losses. In our market-making transactions, we maintain substantial inventory positions from time to time, acting as a financial intermediary for our clients, and we hold inventory positions in the normal course of business to allow clients to rebalance their portfolios and diversify risks across market cycles. To the extent that we hold long inventory positions, a downturn in the market could result in losses from a decline in the value of those positions. On the other hand, to the extent that we have sold inventory short, an upturn in those markets could expose us to losses as we attempt to cover our short positions by acquiring assets in a rising market.

In our mortgage and loan origination and securitization businesses, we are also subject to risks from decreasing interest rates. Most residential mortgages and consumer loans provide that the borrower may repay them early. Borrowers often exercise this right when interest rates decline. As prepayments increase, the value of mortgages and other loans with prepayment features held in inventory prior to securitization generally will decrease, and to the extent that prepayment risk has not been hedged, prepayments may result in a loss.

Market credit spreads are at historically tight levels, and a widening of credit spreads could negatively impact the value of our corporate debt and other inventory.

We also maintain long and short positions through our other proprietary trading activities and make principal investments (such as in real estate and private equity), both of which are also subject to market risks.  The value of these positions can be adversely affected by changes in market rates, prices and volatility.  These risks will increase to the extent that we increase our proprietary trading and principal investing activities.

On the other hand our client-flow and proprietary trading businesses generally depend on market volatility to provide trading and arbitrage opportunities, and a decline in volatility may reduce these opportunities and adversely affect the results of these businesses.

Holding Large and Concentrated Positions May Expose Us to Losses. Concentration of risk may reduce revenues or result in losses in our market-making, block trading, underwriting, proprietary trading, principal investment and lending businesses in the event of unfavorable market movements even when economic and market conditions are generally favorable for others in the industry. We have committed substantial amounts of capital to these businesses, which often require us to take large positions in the securities of, or make large loans to, a particular issuer or issuers in a particular industry, country or region. Moreover, the trend in all major capital markets is towards larger and more frequent commitments of capital in many of these activities, and we expect this trend to continue. For example, large positions of securities are increasingly being sold in block trades rather than on a marketed basis, which could increase the risk that we may be unable to resell the securities at favorable prices. Concentration of risk will increase to the extent we expand our proprietary trading and principal investing activities or commit additional capital to facilitate client-driven business.

Market Risk May Increase the Other Risks That We Face. In addition to the potentially adverse effects on our businesses described above, market risk could exacerbate other risks that we face. For example, if we were to incur substantial market risk losses, our need for liquidity could rise significantly, while our access to liquidity could be impaired. In addition, in conjunction with a market downturn, our clients and counterparties could incur substantial losses of their own, thereby weakening their financial condition and increasing our credit risk exposure to them.

Credit Risk

We May Incur Losses Associated with Our Credit Exposures. Credit risk represents the possibility a counterparty or an issuer of securities or other financial instruments we hold or a borrower of funds from us will be unable to honor its contractual obligations to us. These parties may default on their obligations to us due to bankruptcy, lack of liquidity, operational failure or other reasons. Default risk may also arise from events or circumstances that are difficult to foresee or detect, such as fraud. Credit risk may arise, for example, from holding securities of third parties; entering into swap or other derivative contracts under which counterparties have obligations to make payments to us; executing securities, futures, currency or commodity trades that fail to settle at the required time due to non-delivery by the counterparty or systems failure by clearing agents, exchanges, clearing houses or other financial intermediaries; and extending credit to our clients through bridge or margin loans or other arrangements. See Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Risk Management—Credit Risk” for a further discussion of the credit risks to which we are exposed. Our principal focus has been acting as an intermediary of credit. In recent years, we have expanded our activities associated with providing our clients access to credit and liquidity and have also expanded our swaps and derivatives businesses. As a result, our credit exposures have increased in amount and in duration.

Defaults by Another Large Financial Institution Could Adversely Affect Financial Markets Generally. The commercial soundness of many financial institutions may be closely interrelated as a result of credit, trading, clearing or other relationships between the institutions. As a result, concerns about, or a default by, one institution could lead to significant market-wide liquidity problems, losses or defaults by other institutions. This is sometimes referred to as

“systemic risk” and may adversely affect financial intermediaries, such as clearing agencies, clearing houses, banks, securities firms and exchanges, with which we interact on a daily basis, and therefore could adversely affect Lehman Brothers.

Liquidity Risk

Liquidity, that is ready access to funds, is essential to our businesses. Financial institutions rely on external borrowings for the vast majority of their funding, and failures in our industry are typically the result of insufficient liquidity.

An Inability to Access the Debt Markets Could Impair Our Liquidity. We maintain a liquidity pool available to Holdings that is intended to cover all expected cash outflows for one year in a stressed liquidity environment, which assumes, among other things, that during that year we cannot issue unsecured debt. See Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity, Funding and Capital Resources—Liquidity Risk Management” for a discussion of our liquidity needs and liquidity management.

To the extent that a liquidity event lasts for more than one year, or our expectations concerning the market conditions that exist during a liquidity event, or our access to funds, prove to be inaccurate (e.g., the level of secured financing “haircuts” (the difference between the market and pledge value of the assets) required to fund our assets in a stressed market event is greater than expected, or the amount of drawdowns under our commitments to extend credit in a stressed market environment exceeds our expectations, our ability to repay maturing indebtedness and fund operations could be significantly impaired. Even within the one-year time frame contemplated by our liquidity pool, we depend on continuous access to secured financing in the repurchase and securities lending markets, which could be impaired by factors that are not specific to Lehman Brothers, such as a severe disruption of the financial markets.

We Are a Holding Company and Are Dependent on Our Subsidiaries for Funds. Since Holdings is primarily a holding company, our cash flow and consequent ability to pay dividends and satisfy our obligations under securities we issue are dependent upon the earnings of our subsidiaries and the distribution of those earnings as dividends or loans or other payments by those subsidiaries to Holdings. Several of our principal subsidiaries are subject to various capital adequacy requirements promulgated by the regulatory, banking and exchange authorities of the countries in which they operate and/or to capital targets established by various ratings agencies. These regulatory rules, and certain covenants contained in various debt agreements, may restrict our ability to withdraw capital from our subsidiaries by dividends, loans or other payments. Further information about these requirements and restrictions is set forth in Note 13 to the Consolidated Financial Statements in Part II, Item 8, of this Report. Additionally, our ability to participate as an equity holder in any distribution of assets of any subsidiary upon liquidation is generally subordinate to the claims of creditors of the subsidiary.

Credit Ratings

Our borrowing costs and our access to the debt capital markets depend significantly on our credit ratings. A reduction in our long- or short-term credit ratings could increase our borrowing costs, limit our access to the capital markets and trigger additional collateral requirements in derivative contracts and other secured funding arrangements. Credit ratings are also important to us when competing in certain markets, such as longer-term over-the-counter derivatives. Therefore, a substantial reduction in our credit ratings would reduce our earnings and adversely affect our liquidity and competitive position. See Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity, Funding and Capital Resources—Liquidity Risk Management” and “—Credit Ratings” for additional information concerning our credit ratings.

Operational Risk

Operational Risks May Disrupt Our Businesses, Result in Losses or Reputational Damage or Limit Our Growth. We face operational risk arising from errors made in the execution, confirmation or settlement of transactions or from transactions not being properly recorded, evaluated or accounted for. Derivative contracts are not always confirmed by the counterparties on a timely basis; while the transaction remains unconfirmed, we are subject to heightened credit and operational risk and in the event of a default may find it more difficult to enforce the contract. Our businesses are highly dependent on our ability to process, on a daily basis, a large number of transactions across numerous and diverse markets in many currencies and the transactions we process have become increasingly complex. Consequently, we rely heavily on our financial, accounting and other data processing systems. If any of these systems do not operate properly or are disabled, we could suffer financial loss, a disruption of our businesses, liability to clients, regulatory intervention or reputational damage. The inability of our systems to accommodate an increasing volume of complex transactions could also constrain our ability to expand our businesses. In recent years, we have substantially upgraded and expanded the capabilities of our data processing systems and other operating technology, and we expect that we will need to continue to upgrade and expand in the future to avoid disruption of, or constraints on, our operations.

Our businesses and operations rely on the secure processing, storage and transmission of confidential and other information, and, increasingly, on the internet. We take extensive protective measures for our computer systems, internet sites, software and networks to protect against vulnerabilities to unauthorized access, computer viruses, denial of service attacks or other events that could have a security or business impact. If, nevertheless, such events should occur, they could result in significant losses or reputational damage.

We also face the risk of operational or business failure of any of the clearing agents or other financial intermediaries or data providers we use, and as our interconnectivity with our clients grows, we face higher levels of operational risk that could adversely affect our ability to effect transactions, service our clients and manage our exposure to risk.

When we originate or purchase residential mortgage loans, we rely heavily upon information supplied by third parties, including the information contained in the loan application, property appraisal, title information and employment and income documentation. If any of this information is intentionally or negligently misrepresented, whether by the loan applicant, the mortgage broker, another third party or one of our employees, and such misrepresentation is not detected prior to loan funding, the value of the loan may be significantly lower than expected and/or be unsaleable or subject to repurchase if it is sold prior to detection of the misrepresentation. While relevant laws may not explicitly hold the originating lenders responsible for the legal violations of mortgage brokers, increasingly federal and state agencies have sought to impose such assignee liability.

In addition, despite the contingency plans we have in place, our ability to conduct business may be adversely impacted by a disruption in the infrastructure that supports our businesses and the communities in which we are located. This may include a disruption involving electrical systems, communications, transportation or other services used by Lehman Brothers or third parties with which we conduct business, terrorist activities or disease pandemics.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Risk Management” in Part II, Item 7, of this Report for a description of our Risk Management infrastructure and procedures.

Acquisitions or Joint Ventures Could Present Unforeseen Integration Obstacles or Costs. Acquisitions and joint ventures involve a number of risks and present financial, managerial and operational challenges, including difficulty with integrating personnel and financial and other systems, hiring additional management and other critical personnel and increasing the scope, geographic diversity and complexity of our operations. In addition, we may not realize the anticipated benefits from an acquisition, and we may be exposed to additional liabilities of any acquired business.

Legal, Regulatory and Reputational Risk

We face the risk of litigation and intervention by regulatory authorities in all jurisdictions in which we conduct our businesses. Among other things, we could be subjected to judgments or fines, be prohibited from engaging in some of our business activities or be subjected to limitations or conditions on our business activities, all of which could result in significant losses or reputational damage.

We Face Significant Litigation Risks in Our Businesses. The volume of litigation against financial services firms and the amount of damages claimed have increased over the past several years. We are exposed to potential liability as an underwriter under securities or other laws for materially false or misleading statements made in connection with securities and other transactions, potential liability for the “fairness opinions” and other advice we provide to participants in corporate transactions and disputes over the terms and conditions of complex trading arrangements. We also face the possibility that counterparties in complex or risky trading transactions will claim that we improperly failed to tell them of the risks or that they were not authorized or permitted to enter into these transactions with us and that their obligations to Lehman Brothers are not enforceable. In our Investment Management segment, we are exposed to claims against us for recommending investments that are not consistent with a client’s investment objectives or engaging in unauthorized or excessive trading. During a prolonged market downturn, we would expect these types of claims to increase. We are also subject to claims arising from disputes with employees for alleged discrimination or harassment, among other things. These risks often may be difficult to assess or quantify, and their existence and magnitude often remain unknown for substantial periods of time. We incur significant legal expenses every year in defending against litigation, and we expect to continue to do so in the future. See Part I, Item 3, “Legal Proceedings” for a discussion of some of the legal and regulatory matters in which we are currently involved.

Extensive Regulation of Our Businesses Limits Our Activities and May Subject Us to Significant Penalties. Lehman Brothers, as a participant in the financial services industry, is subject to extensive regulation under both federal and state laws in the U.S. and under the laws of the many global jurisdictions in which we do business. We are also regulated by a number of self-regulatory organizations. The industry has experienced increased scrutiny from a variety of regulators, including the SEC, NYSE, NASD and state attorney generals. Penalties and fines sought by regulatory authorities in our industry have increased substantially over the last several years. The requirements imposed by our regulators are designed to ensure the integrity of the financial markets and to protect customers and other third parties who deal with Lehman Brothers. Consequently, these regulations often serve to limit our activities, including through net capital, customer protection and market conduct requirements. If we were found to have breached certain of these rules or regulations, we could face the risk of significant intervention by regulatory authorities, including extended investigation and surveillance activity, adoption of costly or restrictive new regulations and judicial or administrative proceedings that may result in substantial penalties. Among other things, we could be fined or prohibited from engaging in some of our business activities.

Additional legislation and regulations, changes in rules imposed by regulatory authorities, self-regulatory organizations and exchanges or changes in the interpretation or enforcement of existing laws and rules may adversely affect our business and profitability. Our business may be materially affected not only by regulations applicable to us as an investment bank, but also by regulations of general application, including existing and proposed tax legislation and other governmental regulations and policies (including the interest rate and monetary policies of the Federal Reserve Board and other central banks) and changes in the interpretation or enforcement of existing laws and rules that affect the business and financial communities.

In emerging markets in particular, we may be subject to risks of possible price controls, capital controls, currency exchange controls and other restrictive governmental actions. In many countries, the laws and regulations applicable to the securities and financial services industries are uncertain and evolving, and it may be difficult for us to determine the exact requirements of local laws in every market. We are also subject to greater risk in these jurisdictions that transactions we structure might not be legally enforceable in all cases. In addition, in conducting business in these jurisdictions, we are often faced with the challenge of ensuring that our activities are also consistent with U.S. or other laws with extra-territorial application, such as the USA PATRIOT Act and the U.S. Foreign Corrupt Practices Act.  Our failure to comply with such laws could result in significant losses or reputational damage.

We are subject to the income tax laws of the jurisdictions in which we have business operations. These tax laws are complex and may be subject to different interpretations by the taxpayer and the relevant governmental taxing authorities. We must make judgments and interpretations about the application of these inherently complex tax laws when determining the provision for income taxes. We are subject to contingent tax risk that could adversely affect our results of operations, to the extent that our interpretations of tax laws are disputed upon examination or audit, and are settled in amounts in excess of established reserves for such contingencies.  See Part I, Item 1, “Business—Regulation” for a further discussion of the regulatory environment in which we conduct our businesses.

Our Mortgage Origination Business is Subject to Special Litigation and Regulatory Risks. The laws and regulations of the various jurisdictions in which we conduct our mortgage lending business are complex, frequently changing and, in some cases, in direct conflict with each other.  In particular, this business is subject to various laws, regulations and guidance that restrict non-prime loan origination or purchase activities. Some of these laws and regulations provide for extensive assignee liability for warehouse lenders, whole loan buyers and securitization trusts.  In addition, the recent downturn in the U.S. residential real estate market could result in increased complaints and claims relating to non-prime mortgage origination practices. As our mortgage origination operations continue to grow, both internally and through acquisitions, it may be more difficult to comprehensively identify and accurately interpret, and to implement our risk-management policies, properly program our systems and effectively train our personnel with respect to, all of these laws and regulations, thereby potentially increasing our exposure to the risks of noncompliance, including possible civil and criminal liability, demands for indemnification or loan repurchases from purchasers of our loans (including securitization trusts), class action lawsuits or administrative enforcement actions. Moreover, our customer base and counterparties in this business is substantially different from the high-net-worth and institutional customers and counterparties of most of our other businesses, which presents a different litigation risk profile.

Exposure to Reputational Risks Could Impact the Value of Our Brand. Our reputation is critical in maintaining our relationships with clients, investors, regulators and the general public, and is a key focus in our risk management efforts. In recent years, there have been a number of highly publicized cases involving fraud, conflicts of interest or other misconduct by employees in the financial services industry, and we run the risk that misconduct by our employees could occur. Misconduct by employees could include binding Lehman Brothers to transactions that exceed authorized limits or present unacceptable risks, or hiding from Lehman Brothers unauthorized or unsuccessful activities, which, in either case, may result in unknown and unmanaged risks or losses. Employee misconduct could also involve the improper use or disclosure of confidential information, which could result in regulatory sanctions and serious reputational or financial harm. It is not always possible to deter employee misconduct, and the precautions we take to prevent and detect this activity may not be effective in all cases.  In addition, in certain circumstances our reputation could be damaged by activities of our clients in which we participate, or of hedge funds or other entities in which we invest, over which we have little or no control.

Potential Conflicts of Interest Are Increasing. As we have expanded the scope of our businesses and our client base, we increasingly have to address potential conflicts of interest, including those relating to our proprietary activities. For example, conflicts may arise between our position as a financial advisor in a merger transaction and a principal investment we hold in one of the parties to the transaction. In addition, hedge funds and private equity funds are an increasingly important portion of our client base, and also compete with us in a number of our businesses. In addition, the SEC and other regulators have increased their scrutiny of potential conflicts of interest. We have extensive procedures and controls that are intended to ensure that any potential conflicts of interest are appropriately addressed. However, properly dealing with conflicts of interest is complex and difficult, and our reputation could be damaged if we fail, or appear to fail, to deal appropriately with conflicts of interest and, it is possible that potential or perceived conflicts could give rise to litigation or enforcement actions.

Competitive Environment

All aspects of our business are highly competitive. Our competitive success depends on many factors, including our reputation, the quality of our services and advice, intellectual capital, product innovation, execution ability, pricing, sales efforts, and the talent of our personnel. Many of our competitors have greater capital resources and greater geographic reach than we do, which enhances their competitive positions.

We Face Increased Competition Due to a Trend Toward Consolidation. In recent years, there has been substantial consolidation and convergence among companies in the financial services industry. In particular, a number of large commercial banks, insurance companies and other broad-based financial services firms have established or acquired broker-dealers or have merged with other financial institutions. Many of these firms have the ability to offer a wide range of products, from loans, deposit-taking and insurance to brokerage, asset management and investment banking services, which may enhance their competitive position. They also have the ability to support investment banking and securities products with commercial banking, insurance and other financial services revenues in an effort to gain market share. These abilities have resulted in pricing pressure in our businesses. We have experienced intense price competition in some of our businesses in recent years. For example, equity and debt underwriting and trading spreads and fees for lending and other activities have been under competitive pressure for a number of years.

Our Revenues May Decline Due to Competition from Alternative Trading Systems. Securities and futures transactions are now being conducted through the internet and other alternative, non-traditional trading systems, and it appears that the trend toward alternative trading systems will continue and probably accelerate. A dramatic increase in computer-based or other electronic trading may adversely affect our commission and trading revenues.

Our Ability to Retain Our Key Employees is Critical to the Success of Our Business. Our people are our most important resource. Our ability to continue to compete effectively in our businesses will depend upon our ability to attract top talent and retain and motivate our existing employees while managing compensation costs.

Risk Management

We have devoted significant resources to develop our risk management policies and procedures and expect to continue to do so in the future. Nonetheless, our hedging strategies and other risk management techniques may not be fully effective in mitigating our risk exposure in all market environments or against all types of risk, including risks that are unidentified or unanticipated. Some of our methods of managing risk are based upon our use of observed historical market behavior. As a result, these methods may not predict future risk exposures, which could be significantly greater than the historical measures indicate. Management of operational, legal and regulatory risk requires, among other things, policies and procedures to record properly and verify a large number of transactions and events, and these policies and procedures may not be fully effective. See Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Risk Management” for a discussion of the policies and procedures we use to identify, monitor and manage the risks we assume in conducting our businesses.